Exhibit 2.1

THIS REINSTATEMENT AND FOURTH AMENDMENT TO MERGER AGREEMENT AND WAIVER AGREEMENT, dated as of May 2, 2024 (this “Reinstatement and Amendment”), to that certain Agreement and Plan of Merger dated as of December 11, 2023 (as amended hereby and by that First Amendment dated January 8, 2024, that Second Amendment dated January 30, 2024, and that Third Amendment dated February 29, 2024 the “Merger Agreement”), is entered into by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adifem, Inc., f/k/a Adicure, Inc., a Delaware corporation (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”). All defined terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, in accordance with Section 6.10 of the Merger Agreement, Parent was to make the Initial Parent Equity Investment on or by April 1, 2024, which investment did not occur;

WHEREAS, in accordance with Section 8.1(f) of the Merger Agreement, as a result of the Initial Parent Equity Investment not occurring, on April 26, 2024, the Company delivered to Parent a termination letter (the “Notice of Termination”) upon delivery of which, the Merger Agreement was immediately terminated; and

WHEREAS, Parent, Merger Sub and Parent mutually desire to reinstate the Merger Agreement and to amend the Merger Agreement as provided below.

NOW, THEREFORE, in further consideration of the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Reinstatement and Other Agreements.

Section 1.1 Reinstatement of Merger Agreement. The termination of the Merger Agreement is hereby revoked and, except as expressly modified by this Reinstatement and Amendment, the Merger Agreement shall be, and hereby is, reinstated in its entirety and shall be in full force and effect as if the same had never been terminated.

Section 1.2. Payments. Parent agrees, on the date of and contemporaneously with the execution of this Reinstatement and Amendment, to initiate a wire transfer to the Company to an account previously designated by the Company to the Parent in the amount of $1,000,000.00 (the “Initial Payment”).

Section 1.3 Waivers. In exchange for the consideration set forth in this Reinstatement and Amendment, the Company hereby waives both the Parent’s non-compliance with Section 6.10 of the Merger Agreement in full on behalf of itself and on behalf of any other persons entitled to such rights. Notwithstanding anything to the contrary in the Merger Agreement prior to or following the execution of this Reinstatement and Amendment, Parent and Merger Sub hereby consent to the Company discussing, negotiating and executing a letter of intent, memorandum of understanding or other binding or non-binding agreement with investors with respect to a potential equity, debt or other investment in the Company. Parent and Merger Sub further waive any non-compliance by the Company with Section 6.3 or any other Section of the Merger Agreement as may have occurred prior to the date of this Amendment in connection with any discussions between the Company and potential investors.

Article 2. Amendments.

Section 2.1. Changes Relevant to Section 6.3 of the Merger Agreement.

(a)	Section 6.3 of the Merger Agreement, as well as the defined terms “Acceptable Non-Disclosure Agreement,” “Company Competing Proposal,” “Company Superior Proposal,” and “Intervening Event” in Annex A are hereby deleted in their entirety.

(b)	A new defined term “Company Change of Recommendation” is hereby added to Annex A, to read in its entirety as follows:

“Company Change of Recommendation” means that the Company Board shall have determined to withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Board Recommendation due to the Company Board’s acceptance of a binding proposal that, in the exercise of its fiduciary duty, it has determined to be a superior proposal to that contained in the Merger Agreement.”

Section 2.2. Changes to Section 6.5(b) of the Merger Agreement. The first sentence of Section 6.5(b) of the Merger Agreement is hereby amended to eliminate the clause “, on or before April 30, 2024,”.

Section 2.3. Changes to Section 6.6. of the Merger Agreement.

(a)	The second sentence of Section 6.6(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall, through the Company Board, include in the Joint Proxy Statement the Company Board Recommendation for the approval of the Merger and the other Transactions at the Company Shareholders Meeting and the Company shall solicit from the Company Shareholders proxies in favor of the approval of the Merger and the other Transactions.”

(b)	The penultimate and last sentences of Section 6.6(a) of the Merger Agreement are hereby deleted in their entirety.

(c)	Section 6.6(c) is hereby deleted in its entirety.

Section 2.4. Changes to Section 6.10 of the Merger Agreement. Section 6.10 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Parent Equity Investment. Following the Initial Payment, upon the closing of each subsequent capital raise by Parent (each, a “Parent Subsequent Capital Raise”), Parent shall purchase that number of shares of the Company’s Series F-1 Preferred Stock, par value $0.0001 per share (“F-1 Preferred Stock”) equal to 40% of the gross proceeds of such Parent Subsequent Capital Raise divided by 1,000 up to the maximum aggregate amount of $2,500,000 or 2,500 shares of F-1 Preferred Stock (up to a maximum of $1,500,000 prior to June 17, 2024 and $1,000,000 prior to July 1, 2024) (“Parent Capital Raise Amount”). The foregoing numbers of shares of F-1 Preferred Stock shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into F-1 Preferred Stock), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of F-1 Preferred Stock outstanding after the date hereof and prior to the Effective Time or any change to the Stated Value thereof as set forth in that certain Certificate of Designations of Series F-1 Convertible Preferred Stock of the Company.”

Section 2.5. Changes Relevant to Section 8.1 of the Merger Agreement.

(a)	Section 8.1(b)(ii) of the Merger Agreement is hereby amended by replacing the date “May 8, 2024” with the date “July 15, 2024.”

(b)	Section 8.1(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

“by Parent prior to the time the Company Shareholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation;”

(c)	Section 8.1(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

“by the Company at any time after there has been a Company Change of Recommendation; provided, that the Company has provided the Parent ten (10) calendar days prior written notice thereof and has negotiated in good faith with Parent to provide a competing offer.”

(d)	The defined term “Company Termination Fee” in Annex A is hereby deleted in its entirety.

(e)	Section 8.1(f) of the Merger Agreement is hereby amended in its entirety as follows:

“by the Company if either (i) the full $1,000,000 Initial Payment required by Section 1.2 of that certain Reinstatement and Fourth Amendment to Merger Agreement and Waiver Agreement among the Company, Parent and Merger Sub dated May 2, 2024, is not received by the Company by May 3, 2024, (ii) $1,500,000 of the Parent Capital Raise Amount has not been paid by Parent to the Company to purchase F-1 Preferred Stock by June 17, 2024, (iii) $1,000,000 of the Parent Capital Raise Amount has not been paid by Parent to the Company to purchase F-1 Preferred Stock by July 1, 2024, or (iv) Parent does not pay any portion of the Parent Equity Investment within five (5) calendar days after each closing of Parent Subsequent Capital Raise that is required to be paid as of such date as part of the Parent Equity Investment.”

Section 2.6. Changes to Section 8.3 of the Merger Agreement. Sections 8.3(b) through 8.3(g) of the Merger Agreement are hereby deleted in their entirety.

Article 3. Miscellaneous.

Section 3.1 Severability. Any provision of this Reinstatement and Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 3.2 Ratifications. The terms and provisions set forth in this Reinstatement and Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Merger Agreement and, except as expressly modified and superseded by this Reinstatement and Amendment, the terms and provisions of the Merger Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Merger Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 3.3 Entire Agreement. This Reinstatement and Amendment, the Merger Agreement and such other agreements, documents and instruments referred to in Section 9.6(a) of the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 3.4 Miscellaneous. The terms and provisions of Article IX of the Merger Agreement (other than Section 9.6(a), which Section 3.3 of this Amendment above replaces for purposes of this Reinstatement and Amendment) are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Reinstatement and Amendment.

Section 3.5 No Waiver. The execution of this Reinstatement and Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver by the Company of any breach, default or Terminable Breach under the Merger Agreement or a waiver of any breach, default or event of default under any other document between the Parties, whether or not known to the Company and whether or not existing on the date of this Reinstatement and Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Reinstatement and Amendment as of the date first set forth above.

Aditxt, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Adifem, Inc., f/k/a Adicure, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO